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As filed with the Securities and Exchange Commission on December 9, 2008

Registration No. 333-145448

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AirShares™ EU CARBON ALLOWANCES FUND
(Exact name of registrant as specified in its charter)

Delaware (State of Organization)	6799 (Primary Standard Industrial Classification Number)	61-6339929 (I.R.S. Employer Identification Number)
c/o XShares Advisors LLC
420 Lexington Ave., Suite 2550
New York, New York 10170
(212) 867-7400
(Address, including zip code, and
telephone number including area code,
of registrant's principal executive offices)	David W. Jaffin
c/o XShares Advisors LLC
420 Lexington Ave., Suite 2550
New York, New York 10170
(212) 867-7400
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

Copies to:
Yasho Lahiri
Robert W. Murray Jr.
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price†	Amount of Registration Fee††

Units of Beneficial Interest	250,000,000	$7,675

†
The proposed maximum aggregate offering has been calculated assuming that all Shares are sold at a price of $25 per Share, which is the price per Share applicable to the initial order of Baskets.

††
The amount of the registration fee of the Shares is calculated in reliance upon Rule 457(o) under the Securities Act and using the proposed maximum aggregate offering as described above. The offer and sale of the Shares were initially registered, and the registration fee in respect thereof was paid, on August 14, 2007.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information Not Required in the Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The Fund shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 14.    Indemnification of Officers and Directors.

        Section 4.6 of the Amended and Restated Declaration of Trust and Trust Agreement of the Fund filed as an exhibit to this registration statement provides for the indemnification of the Sponsor. The Sponsor (including Covered Persons as provided under the Amended and Restated Declaration of Trust and Trust Agreement) shall be indemnified by the Fund, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Fund, provided that (i) the Sponsor was acting on behalf of or performing services for the Fund, and has determined, in good faith, that such course of conduct was in the best interests of the Fund, and such liability or loss was not the result of negligence, misconduct, or a breach of the Amended and Restated Declaration of Trust and Trust Agreement on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the Trust Estate (as such term is defined in the Amended and Restated Declaration of Trust and Trust Agreement). All rights to indemnification permitted therein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the U.S. Code by or against the Sponsor. The source of payments made in respect of indemnification under the Declaration of Trust and Trust Agreement shall be from assets of the Fund.

Item 15.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Description
4.1	Amended and Restated Declaration of Trust and Trust Agreement of the Registrant*
4.2	Form of Authorized Participant Agreement*
5.1	Opinion of Potter Anderson & Corroon LLP as to legality*
10.1	Administration Agreement*
10.2	Global Custody Agreement*
10.3	Distribution and Services Agreement*
23.1	Consent of Spicer Jeffries LLP re: AirShares™ EU Carbon Allowances Fund financial statements
23.2	Consent of Potter Anderson & Corroon LLP (included in Exhibit 5.1)*

*
Incorporated by reference to the Fund's Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-145448) filed on September 11, 2008.

Item 17.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Sponsor of the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, December 9, 2008.

AirSharesTM EU Carbon Allowances Fund
By:	XShares Advisors LLC, its Sponsor
By:	/s/ JOSEPH L. SCHOCKEN
	Name:	Joseph L. Schocken
	Title:	Chief Executive Officer
By:	/s/ DAVID W. JAFFIN
	Name:	David W. Jaffin
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Sponsor of the registrant in the capacities and on the date indicated.

XShares Advisors LLC,
Sponsor of Registrant

/s/ JOSEPH L. SCHOCKEN Name: Joseph L. Schocken	Chief Executive Officer	December 9, 2008
/s/ DAVID W. JAFFIN Name: David W. Jaffin	Chief Financial Officer	December 9, 2008

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Part II
Information Not Required in the Prospectus
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Officers and Directors.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES